Exhibit 6.4

5.5 +/-ACRES LOCATED IN SARASOTA, FL. At 1991 Main Street

Known As Main Plaza

PURCHASE AGREEMENT

BETWEEN

BBC PLAZA, LLC, a Florida limited liability company, and

BITER BUILDING, LLC, a Florida limited liability company

AS SELLER

AND

BELPOINTE INVESTMENTS, LLC, a Delaware limited liability company

AS PURCHASER

As of June 25, 2019

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) is made to be effective as of June 25, 2019 (“Effective Date”) by and between the BBC Plaza, LLC, a Florida limited liability company, and Biter Building, LLC, a Florida limited liability company (jointly, severally, and collectively, “Seller”) and Belpointe Investments, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

ARTICLE 1

PURCHASE AND SALE

1.1                 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey, and assign its leasehold rights as applicable, and Purchaser agrees to purchase, and assume as applicable, the following:

(a)                 All of Seller’s right, title and interest, in and to those certain tracts or parcels of land situated in Sarasota, Florida, consisting of approximately 5.5 acres, and more particularly described on Exhibit “A” attached hereto and made a part hereof, together with all and singular rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, easements, appurtenances, strips, zoning and development rights, privileges, approvals, authorizations, entitlements, alleys or rights-of-way and all development rights applicable to such tracts or parcels (referred to collectively as the “Land”);

(b)                the buildings, structures, fixtures and other improvements on the Land (referred to collectively as the “Improvements”);

(c)                 the personal property and equipment on the Land or used in connection with the Land and owned by Seller (referred to collectively as the “Personal Property”), including, without limitation, heating, ventilation and air conditioning systems and equipment, appliances, furniture, tools and supplies, plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Property;

(d)                all of Seller’s right, title and interest, if any, in all written agreements pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller (referred to collectively as the “Tenant Leases”);

(e)                 all of Seller’s right, title and interest in and to (i) the Ground Lease attached hereto as Exhibit “J” and incorporated by this reference (the “Ground Lease”), (ii) all assignable contracts and agreements relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property including, without limitation, all assignable equipment leases, which will extend beyond the date of Closing (collectively, the “Operating Agreements”) (a comprehensive list of all Operating Agreements is attached hereto and incorporated herein as Exhibit “K”, and (iii) all assignable warranties and guaranties issued to Seller in connection with the Improvements or the Personal Property, if any (collectively, the “Warranties”) (the property described in this Section 1.1(e) being sometimes herein referred to collectively as the “Intangibles”);

(f)                  Notwithstanding anything contained herein to the contrary, the Land and/or the Property (defined below) shall not include any of Seller’s right, title, and interest in the Retained Property described on Exhibit “I” attached hereto and incorporated herein by this reference, and generally described as the land underlying: (i) the theater facility currently leased by Seller to Regal Cinemas (“Theater”), (ii) the Seaside National Bank, and (iii) the Bravo Italian Eatery, and leases of tenants occupying such land, and the structures thereon. However, the Property shall include all residential density available as of the Effective Date with respect to the Retained Property under the provisions of the City of Sarasota Zoning Code Date.

1.2                Property Defined. The Land, the Improvements, the Personal Property, the Ground Lease, the Tenant Leases, the Operating Agreements, and the Intangibles are hereinafter referred to collectively as the “Property.” The Property shall not include the Retained Property, but shall include the residential density associated therewith available as of the Effective Date under the provisions of the City of Sarasota Zoning Code, which the parties agree

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to assign or transfer to the Land pursuant to Section 1.1(t) above.

1.3	Intentionally omitted.

1.4                 Purchase Price. Seller is to sell and assign, as applicable, and Purchaser is to purchase and assume, as applicable, Seller’s right, title and interest in and to the Property for a total of TWENTY-ONE MILLION AND NO/100 DOLLARS ($21,000,00.00) (the “Purchase Price”), subject to adjustment as provided in this Agreement.

1.5                 Payment of Purchase Price. The Purchase Price shall be payable in full at Closing (as hereinafter defined) in cash or immediately available wire transferred funds.

1.6                 Earnest Money. Within three (3) business days after the Effective Date, Purchaser shall deposit initial earnest money equal to Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Earnest Money”) by federal wire transfer of immediately available funds, with Stewart Title Guaranty Company, or other national title insurance company acceptable to Purchaser and Seller (the “Escrow Agent”), which will consent to the jurisdiction of the applicable courts in Sarasota County, Florida and which shall agree to be bound by an escrow agreement containing reasonably customary terms, which shall consent to the jurisdiction of the applicable courts in Sarasota County, Florida, to be held by the Escrow Agent. All interest accruing on such sum shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. The Earnest Money and all accrued interest, if any, shall be returned to Purchaser and the Agreement shall be terminated if (i) all contingencies in the Agreement are not satisfied, or (ii) Seller fails to satisfy a condition to Closing, or (iii) Seller defaults under this Agreement.

ARTICLE 2

TITLE AND SURVEY

2.1                 Commitment for Title Insurance. Seller and Purchaser hereby instruct Stewart Title Guaranty Company, or other national title insurance company acceptable to Purchaser, (the “Title Company”) to prepare and deliver to Purchaser and the Surveyor (defined below), a title commitment (the “Title Commitment”) covering the Land, showing all matters affecting title to the Land and binding the Title Company to issue at Closing an ALTA Owner’s Policy of Title Insurance covering the Land and Leasehold Policy of Title Insurance covering the leasehold interest in the Ground Lease, pursuant to Section 2.4 hereof, in the full amount of the Purchase Price. Seller and Purchaser further instruct the Title Company to deliver to Purchaser and the Surveyor copies of all instruments referenced in Schedule B-I and Schedule B-II of the Title Commitment.

2.2                 Survey. As part of the documents to be made available by Seller, Seller shall deliver the most recent survey of the Property in its possession, if any, to the Purchaser (the “Existing Survey”). Purchaser may, at Purchaser’s expense, employ a surveyor or surveying firm (the “Surveyor”) to update the Existing Survey of the Property or prepare a new survey of the Property that reflects the 2011 minimum detail requirements imposed by ALTA/ACSM (the “Survey”) reflecting, among other things, the total area of the Property, the location of all improvements, recorded easements and encroachments, if any, located thereon and all building and set back lines and plottable matters of record with respect thereto. In the event that the Survey discloses a legal description that does not match the legal description contained in the deed into Seller (which legal description shall be used in the Special Warranty Deed), then at Purchaser’s request, Seller shall deliver at Closing a duly executed Quit Claim Deed for the Survey legal description.

2.3                Title Review Period. Purchaser shall have sixty (60) days after the Effective Date (the “Title Review Period”) to notify Seller, in writing, of such objections (the “First Title Notice”) as Purchaser may have to anything contained in the Title Commitment, the Survey, and any permit, code violation, lien or similar searches obtained by Purchaser. Any item contained in the Title Commitment or the Survey to which Purchaser does not object during the Title Review Period shall be deemed a Permitted Exception; provided, however, Purchaser’s failure to provide notice of an objection to: (A) any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering all or any part of such Property (unless resulting from any act of Purchaser or any of its agents, contractors, representatives or employees); (B) any construction, municipal, tax or similar lien (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees and specifically excluding any liens for taxes in the year of Closing but not yet due and payable as of the Effective Date); (C) any code violations or open permits

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that arise after the effective date of any code violation or open permit searches obtained by Purchaser during the Inspection Period (including expired permits which have not been closed); and (D) any judgment of record against Seller or the Property (each, a “Monetary Objection”) shall not be deemed a waiver and Purchaser shall not be required to take title subject to any Monetary Objections. In the event Purchaser shall notify Seller of objections to title or the Survey prior to the expiration of the Title Review Period, Seller shall have five (5) business days after receipt of the First Title Notice (the “Cure Period”), within which Seller may (but shall not be required to, except for Monetary Objections) cure or remove such objection or indicate Seller’s agreement to cure or remove such objection prior to or at Closing. If Seller does not respond by such fifth (5th) business day, Seller shall be deemed to have elected not to cure the objection. If Seller fails either to cure or remove such objection to the reasonable satisfaction of the Title Company and Purchaser prior to the expiration of the Cure Period or indicate (or be deemed to indicate) Seller’s agreement to cure or remove such objection prior to or at Closing, Purchaser may either terminate this Agreement by written notice to Seller and Escrow Agent shall return the Earnest Money to Purchaser, or waive such objection and accept such title as Seller is able to convey without any reduction in the Purchase Price; provided, however, that Purchaser shall not be required to accept title subject to a Monetary Objection. Failure of Purchaser to send written notice of the election available to it pursuant to the preceding sentence within five (5) business days after the expiration of the Cure Period shall be deemed an election by Purchaser to waive its objection and accept such title as Seller is able to convey without any reduction in the Purchase Price (and except that Purchaser shall not be required to accept title subject to a Monetary Objection).

From time to time at any time after the First Title Notice and prior to the Closing Date, Purchaser may give written notice to the Seller of exceptions to title first appearing of record after the effective date of the Title Commitment (the “New Title Matters”). Purchaser’s notice of any the New Title Matters consistent with the terms herein shall be referred to herein as, the “Second Title Notice”. Within five (5) days of receipt of the Second Title Notice, Seller shall provide Purchaser with notice of whether Seller intends to attempt to cure such New Title Matters with respect to the Property or not. In the event that Purchaser fails to deliver notice of any New Title Matters, any such New Title Matters shall be deemed to be “Permitted Exceptions,” subject to Seller’s obligation to cure Monetary Obligations. Except as to Monetary Objections, if Seller indicates that Seller does not intend to remove, satisfy or cure any of the New Title Matters or if Seller elects to cure such New Title Matters and Seller is unable to remove, satisfy or otherwise cure any of the New Title Matters, Purchaser may either terminate this Agreement by written notice to Seller and Escrow Agent shall return the Earnest Money to Purchaser, or waive such objection and accept such title as Seller is able to convey without any reduction in the Purchase Price; provided, however, that Purchaser shall not be required to accept title subject to a Monetary Objection. In the event that Seller does not respond by such fifth (5th) day, Seller shall be deemed to have elected not to cure the New Title Matter.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Seller shall be obligated to cure or satisfy Monetary Objections at or prior to the Closing, and the proceeds of the Purchase Price at the Closing may be used for such purpose.

2.4                 Title Insurance Policy(ies). As a condition to Purchaser’s obligation to consummate the transaction contemplated hereunder, prior to or at Closing, the Title Company shall be irrevocably committed to issue to Purchaser, at Purchaser’s expense, a new owner’s policy of title insurance with extended coverage (the “Title Policy”) in the amount of the Purchase Price, insuring owner as (i) the fee simple title holder of the portion of the Land being conveyed by the Deed (defined below), and (ii) the owner of the leasehold interest of the portion of the Land subject to the Ground Lease, subject only to the following items: (a) taxes and assessments not yet due and payable; (b) those matters that may be approved (or deemed approved) by Purchaser pursuant to Section 2.3 above; and (iii) matters arising out of any act of Purchaser or Purchaser’s representatives, employees, agents or contractors (collectively, the “Permitted Exceptions”). The Title Company’s commitment to issue the New Policy shall be evidenced by a marked commitment or proforma ALTA Owner’s Policy of Title Insurance, and Leasehold Policy of Title Insurance, as applicable. Seller shall supply at Closing such affidavits or other evidence required by the Title Company (save and except for the Survey) to delete the so-called “standard exceptions” from the Title Policy.

ARTICLE 3

INSPECTION

3.1                 Right of Inspection. During the period beginning upon the Effective Date and ending at 5 p.m., Eastern time, on August 27, 2019 (hereinafter referred to as the “Inspection Period”), Purchaser and its authorized

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agents and representatives shall have reasonable access to the Property at all reasonable times during normal business hours (or at such other times as Seller may approve) to inspect the Property and conduct such tests, investigations and analyses as deemed reasonably necessary by Purchaser, provided that all invasive or intrusive inspections or tests of the physical condition of the Property shall be subject to Seller’s prior approval, which shall not be unreasonably withheld, conditioned, or delayed. Seller shall reasonably cooperate with Purchaser in Purchaser’s inspections, and Seller or a representative of Seller shall have the right to be present at any inspection conducted by Purchaser; provided, however, that the failure of Seller to be present shall not delay any inspection of Purchaser. All such inspections shall be conducted in a commercially reasonable manner to minimize interference of use of the Property by Seller or Seller’s tenants. Within three (3) business days after the Effective Date (the “Document Delivery Date”), Seller shall provide or make available to Purchaser (at Seller’s option, via electronic transmission) copies of all Property information materials relating to the Land and Improvements reasonably available to Seller, including, without limitation, those items set forth in Exhibit “H” attached hereto to the extent such documents are in Seller’s possession or control (the “Due Diligence Documents”). Purchaser’s inspection activities shall be subject to the Inspection Obligations set forth in Section 3.3 hereof.

3.2                 Confidentiality. Seller acknowledges and agrees that it will keep confidential the existence and subject matter of this Agreement. Purchaser acknowledges and agrees that it will keep confidential (i) the existence and subject matter of this Agreement, (ii) the Due Diligence Documents and the contents thereof, and (iii) any documents and information obtained by Purchaser concerning the Property and the Due Diligence Documents (the documents and information described in this sentence to be kept confidential by Seller and Purchaser, respectively, are hereinafter referred to collectively as the “Confidential Information”) and Purchaser agrees that it shall not disclose or otherwise use any Confidential Information other than to officers, directors, employees, attorneys, prospective lenders, representatives, prospective investors, agents, contractors, consultants or other third parties of either Purchaser or Seller who are involved in the purchase and sale transaction contemplated hereby. Purchaser and Seller will request that any officers, directors, employees, attorneys, representatives, agents and contractors engaged by either in connection with the subject matter of this Agreement will likewise conform to the covenant of confidentiality set forth herein. If either Purchaser or Seller receives a legal request to disclose Confidential Information, such party will promptly notify the other. In the event Purchaser or Seller becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigation or demand or similar process or by law) to disclose any Confidential Information, such party will provide the other with prompt prior written notice of such requirement so that such other party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement.

3.3       Inspection Obligations.

(a)                 Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Due Diligence Documents, Purchaser and its agents and representatives shall: (i) use commercially reasonable efforts to not unreasonably disturb Seller or any tenants or interfere with their use of the Property pursuant to their respective Tenant Leases; (ii) use commercially reasonable efforts to not unreasonably interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property owned or held by Seller, any tenant or third party; (iv) not injure or otherwise cause bodily harm to Seller, or its agents, guests, invitees, contractors or employees or any tenant or their guests or invitees; (v) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (vi) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; and (vii) fully restore the Land and the Improvements to substantially the same condition in which the same were found before any such inspection or tests were undertaken if damaged by Purchaser’s inspection.

(b)                  Purchaser’s Agreement to Indemnify. Purchaser hereby indemnifies and agrees to indemnify, defend and hold Seller and all of its officers, directors, agents, employees, attorneys, representatives and contractors, harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted hereunder or any violation of the provisions of this Section 3.3; provided, however, that Purchaser shall have no liability for, and such indemnity and related obligations of Purchaser shall not apply to, any claims arising from or as a result of the mere discovery of any pre-existing condition affecting the Property or for claims caused solely by the negligence or willful misconduct of Seller and its direct and indirect members, officers, partners, principals, shareholders, agents and their employees, or for claims for indirect or consequential damages and any lost profits. Furthermore, Purchaser hereby

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waives and releases Seller from all claims resulting directly or indirectly from access to, entrance upon, or inspection of the Property by Purchaser or any of its representatives, employees or agents, except to the extent caused by the negligence or willful misconduct of Seller.

(c)                  Notwithstanding any provision of this Agreement, no termination of this Agreement shall terminate Purchaser’s obligations pursuant to this Section 3.3, which obligations shall survive any termination or expiration of this Agreement (notwithstanding anything to the contrary contained in any other provision of this Agreement) for a period of one (1) year.

3.4                Notice to Proceed. Should Purchaser be satisfied, in its sole and absolute discretion, with the results of its inspections, then Purchaser shall give Seller written notice to that effect, which may be in the form of Purchaser’s attorney’s letter delivered to Seller or Seller’s attorney (the “Notice to Proceed”) which must be received by Seller or its attorney no later than 5 :00 p.m. Eastern time on or before the date of expiration of the Inspection Period. If Purchaser timely delivers the Notice to Proceed, this Agreement shall remain in full force and effect, the Earnest Money shall be non-refundable except as otherwise set forth herein, and Purchaser’s obligation to purchase the Property shall be conditioned on fulfillment of the Conditions Precedent to Closing reflected in Section 5.6 hereof. In the event Purchaser does not deliver the Notice to Proceed at the time and in the manner aforesaid, this Agreement shall terminate and be of no further force and effect, subject to and except for those provisions which expressly survive the termination hereof, and Escrow Agent shall promptly return the Earnest Money to Purchaser.

3.5                Operating Agreements. Purchaser shall have the right to request Seller to cancel, and upon such request Seller shall be obligated to cancel effective on or prior to Closing (and Seller shall pay all termination fees, costs and penalties required to be paid under such Operating Agreements), the Operating Agreements, including all service, maintenance, supply, management, leasing, brokerage or other contracts currently in place regarding the Property. For any Operating Agreement which Purchaser does not elect to have terminated, Seller shall obtain any and all consents necessary in order to assign such Operating Agreements to Purchaser on the Closing Date.

3.6                 Purchase Price Adjustment. If Purchaser delivers to Seller the Notice to Proceed on or before 5 p.m., Eastern time, on July 29, 2019, the Purchase Price shall be reduced to TWENTY MILLION NINE HUNDRED THOUSAND AND NO/100 DOLLARS ($20,900,00.00).

ARTICLE 4

CLOSING

4.1                Time and Place. Closing of the transaction contemplated hereby (the “Closing”) shall be held as a so-called gap escrow closing through the Escrow Agent within thirty (30) days following the delivery of the Notice to Proceed (the “Closing Date”). Time is of the essence with respect to this Closing Date as Purchaser will suffer substantial harm if the Closing does not occur timely due to tax considerations affecting Purchaser’s funds earmarked for this transaction. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions.

4.2                Seller’s Obligations at Closing. At Closing, Seller shall:

(a)                   deliver to the Escrow Agent a Special Warranty Deed (the “Deed”) in the form of Exhibit “B” attached hereto and made a part hereof, executed and acknowledged by Seller and in recordable form, conveying Seller’s interest in the Land and Improvements to Purchaser, subject only to the Permitted Exceptions;

(b)                  deliver to the Escrow Agent an Assignment and Assumption of Ground Lease, in a reasonably customary form and otherwise acceptable to the lessor under the Ground Lease, provided, in all instances that the Seller and any Ground Lease guarantors must be released from all obligations as Ground Lease tenant and guarantor thereunder;

(c)                 deliver to the Escrow Agent a Bill of Sale (the “Bill of Sale”) in the form of Exhibit “C” attached hereto and made a part hereof;

(d)                  deliver to Purchaser originals (to the extent in Seller’s possession, custody or control) of

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(i) the Tenant Leases, (ii) the Operating Agreements, and (iii) the Warranties, and deliver to the Escrow Agent an executed and acknowledged Assignment and Assumption of Contracts and Warranties (the “Assignment of Contracts”) in the form of Exhibit “D” attached hereto and made a part hereof;

(e)                 deliver to the Escrow Agent a FIRPTA Affidavit in the form of Exhibit attached hereto and made a part hereof, duly executed by Seller, stating that Seller is not a “foreign person” as defined in the federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

(f)                  deliver to Title Company an “Owner’s Affidavit”, in form reasonably acceptable to Seller and the Title Company and sufficient for the Title Company to issue its ALTA owner’s policy and leasehold policy of title insurance with extended coverage and without standard exceptions (except for the Permitted Exceptions) and to insure the “gap”;

(g)                deliver to Title Company appropriate evidence of authority, capacity and status of Seller as reasonably required by Title Company;

(h)                deliver to the Escrow Agent an updated rent roll (the “Rent Roll”), dated no earlier than five (5) business days prior to Closing, certified by Seller’s property manager (“Property Manager”), in the form customarily utilized by Property Manager;

(i)                  deliver to Purchaser, to the extent in Seller’s possession, any and all building plans, engineering plans and studies, utility plans, landscaping plans, development plans, specifications, drawings, marketing artwork, construction drawings, soil tests, repair and maintenance logs (including logs in connection with the handling of hazardous materials such as freon). Notwithstanding the foregoing, any of the foregoing may be left at the Property instead of being delivered to Purchaser at Closing;

(j)                  deliver to Purchaser possession and occupancy of the Property, subject only to the Permitted Exceptions and the rights of existent tenants in occupancy set forth on the Rent Roll;

(k)                deliver to Purchaser all available keys to the Property in Seller’s possession;

(l)                  deliver to the Escrow Agent an executed and acknowledged Easement Agreement;

(m)               obtain and deliver to the Escrow Agent any consent, acknowledgement or agreement necessary in Purchaser’s reasonable discretion from the Theater tenant (Regal Cinemas or a related entity), Seaside National Bank, Bravo Italian Eatery, or any other persons or entities, relative to Purchaser’s intended use and development, as applicable, of the portion of the Property to be demolished as well as any contemplated changes to the Parking Structure, to the extent any leases require such consent;

(n)                deliver to the Escrow Agent a consent to the assignment of the Ground Lease from Seller to Purchaser, executed by the lessor under the Ground Lease;

(o)                deliver to Purchaser estoppel certificates from all tenants occupying any portion of the Property, in the form attached hereto and made a part hereof as Exhibit “M” (provided that if any Lease provides for the form or content of an estoppel certificate, Purchaser shall accept an estoppel letter as called for therein if any Tenant refuses to execute the estoppel letter delivered by Seller), which shall reveal no default by any party to such Leases and shall not reveal any information inconsistent in any material respect with the information disclosed to Purchaser during the Inspection Period or any representation or warranty made by Seller under this Agreement;

(p)                deliver to Purchaser an estoppel certificate from the ground lessor under the Ground Lease, in a form finalized with ground lessor under the Ground Lease and Purchaser during the Inspection Period. Purchaser agrees to deliver the form of estoppel certificate attached hereto and made a part hereof as Exhibit “O” to the ground lessor under the Ground Lease within three business days after the Effective Date, and to use commercially reasonable efforts to obtain the ground lessor’s signature on such form of estoppel certificate; provided, however, if the ground lessor under the Ground Lease has its own form of estoppel certificate or revises the form of estoppel certificate provided by Purchaser, the Purchaser agrees to use commercially reasonable diligence during the Inspection Period to review and finalize a form of ground lease estoppel certificate acceptable to Seller and the ground lessor during the

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Inspection Period. Purchaser and Seller shall negotiate in good faith to agree on the terms of a mutually acceptable ground lease estoppel certificate, and shall memorialize the ultimate form of ground lease estoppel certificate by an amendment to this Agreement prior to the expiration of the Inspection Period. In any event, the ultimate estoppel certificate to be signed by the ground lessor under the Ground Lease and delivered by Seller at Closing shall reveal no default by any party to the Ground Leases and shall not reveal any information inconsistent in any material respect with the information disclosed to Purchaser during the Inspection Period or any representation or warranty made by Seller under this Agreement. If Purchaser and Seller cannot agree upon the terms of a mutually acceptable ground lease estoppel certificate during the Inspection Period, then Purchaser, in its sole and absolute discretion, may terminate this Agreement by providing written notice of such intention to the other party, upon which Purchaser’s Earnest Money deposit shall be returned to Purchaser and the parties shall be relieved of their respective obligations hereunder without default. Notwithstanding the foregoing, provided that Purchaser and Seller have negotiated in good faith to agree on the terms of a mutually acceptable ground lease estoppel certificate, the failure of Seller to deliver a ground lease estoppel certificate shall not be a material default hereunder;

(q)                deliver to the Escrow Agent a settlement statement prepared by the Escrow Agent;

(r)                  deliver to Purchaser or Title Company such other documents as shall be reasonably requested by Purchaser’s counsel or the Title Company to effectuate the purposes and intent of this Agreement.

4.3                Purchaser’s Obligations at Closing. At Closing, Purchaser shall:

(a)                   pay to Seller through the Escrow Agent the full amount of the Purchase Price in cash or immediately available wire transferred funds pursuant to Section 1.5 above, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price; and

(b)                  deliver to the Escrow Agent counterpart signature pages to the instruments described in Sections 4.2(b), 4.2(d), 4.2(1), and 4.2(o) above.

4.4                Credits and Prorations.

(a)                   The following shall be apportioned with respect to the Property as of 12:01 a.m., Eastern time, on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:

(i)                     rents, if any, as and when collected (the term “rents” as used in this Agreement includes payments due and payable by tenants under the Tenant Leases and by licensees and concessionaires and room revenues, if any);

(ii)                   taxes (including personal property taxes on the Personal Property);

(iii)                  any assessments levied by governmental authority;

(iv)                  payments under the Operating Agreements;

(v)                    gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and

(vi)                  any other operating expenses of the Property incurred during the month in which Closing occurs.

(b)                Notwithstanding anything contained in the foregoing provisions:

(i)                     At Closing, (A) Seller shall, at Seller’s option, either deliver to Purchaser any security deposits posted by tenants pursuant to the Tenant Leases or credit to the account of Purchaser the amount of such security deposits, and (B) Seller shall be entitled to receive and retain all refundable cash and or other deposits posted with utility companies serving the Property directly from such utility companies.

(ii)                   If the Ad Valorem Taxes for the year of Closing are not known, taxes shall be

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prorated based on the last known valuation or assessment and the last known millage rate. There shall be further adjustment in respect of real estate taxes after Closing based on the actual tax bill for the year in which the Closing occurs.

(iii)                  As to gas, electricity and other utility charges referred to in Section 4.4(a)(v) above, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing.

(iv)                  The Personal Property is included in this sale, without further charge.

(v)                    Unpaid and delinquent rent from tenants under Tenant Leases and other income collected by Seller and Purchaser after the Closing Date shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents.

(vi)                  All rents from tenants received by Seller or Purchaser after the Closing Date shall be held in trust, and if of the prorations are based on estimates, or if any errors or omissions in calculations are subsequently discovered, the parties shall conduct a true-up of proper prorations and adjustments and credits within ninety (90) days after the Closing Date.

(c)                   Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 4.4 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income attributable to the time period thereafter.

(d)                  All other matters with respect to apportionment shall be governed by the Closing Memorandum. All prorations and adjustments described in this Section 4.4 and in the Closing Memorandum shall be effected by increasing or decreasing, as appropriate, the amount of cash to be paid by Purchaser to Seller at Closing. Subject to Section 8 of the Closing Memorandum, the provisions of this Section 4.4 shall survive Closing.

4.5                 Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction; (b) the fees for recording the Deed; (c) any transfer tax, surtax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property and any roll back taxes, if applicable; (d) all release fees and other charges required to be paid in order to release from the Property the lien of any mortgage or other security interest or lien which Seller is obligated to remove pursuant to the terms of this Agreement, and (e) and one-half (l/2) of closing costs and other costs charged by the closing/title agent or Escrow Agent up to Two Thousand and 00/100 Dollars ($2,000.00). Purchaser shall pay (w) the fees of any counsel representing Purchaser in connection with this transaction; (x) the cost of the Survey; (y) all search fees, and one-half ( l /2) of closing costs and other costs charged by the closing/title agent or Escrow Agent, and (z) the cost of the Title Commitment and premium for the Title Policy(ies), and the full cost of any premium chargeable for endorsements attached to the Title Policy obtained by Purchaser. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same

4.6                Retained Property/Subdivision/Easement. It is the parties’ intention that Seller will retain the parcels described/depicted on Exhibit “I” (the “Retained Property”). The Retained Property shall include that portion of the northeast comer of Parcel Number 27010001, which is labeled as the Subdivided Parcel and bounded in green on Exhibit “A” and Exhibit “I” (the “Subdivided Parcel”). Prior to Closing, Seller shall complete with the City of Sarasota, at Seller’s sole cost and expense, the subdivision of the Subdivided Parcel so that the Subdivided Parcel is legally separated from the remainder of the parcel (the “Majority of the Mall Parcel”) of which it is currently a part. The remainder of the parcel and the Subdivided Parcel shall each retain their respective development right except as provided in this Agreement or otherwise by the written consent of the Purchaser and Seller. Seller shall provide Purchaser with copies of all documentation filed with any governmental agency as part of the subdivision process. Following the Inspection Period, any documentation that Seller files with any governmental agency as part of the subdivision process shall require Purchaser’s prior written approval, which shall not be unreasonably withheld,

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conditioned or delayed. As provided in Section 5.6(h) below, if Seller reasonably determines that subdivision of the Subdivided Parcel cannot be completed, Seller shall convey the Subdivided Parcel to Purchaser at Closing pursuant to mutually acceptable conveyance documents, and Purchaser shall grant to Seller a mutually acceptable perpetual easement at Closing which will give Seller exclusive use of the entire Subdivided Parcel, access rights to the entire Subdivided Parcel, and exclusive development rights (with the exception of right to the residential density available as of the Effective Date, which shall be transferred as provided in this Agreement or by the written agreement between Purchaser and Seller signed by both parties) to the Subdivided Parcel and all other rights and obligations consistent with ownership of the Subdivided Parcel, provided that the rights and obligations established by such easement shall be subject to and shall not interfere with Purchaser’s rights under the Easement Agreement below. Owing to the fact that the Retained Property and the Land will need to share certain infrastructure including parking, at Closing, the parties shall enter into a Shared Parking and Easement Agreement (the “Easement Agreement”) detailing the parties’ respective rights in and to the parking garage currently existing on the Land (the “Parking Garage”) and, if applicable, the access and cross access arrangements, common loading and unloading areas and facilities, utilities and utility alignments and locations, temporary construction easements, and similar matters, for current and future development of the Land (including access over the access drive located on the Subdivided Parcel. The form of the Easement Agreement shall be negotiated during the Inspection Period with both parties negotiating in good faith, and upon finalizing the form of the Easement Agreement, the parties shall enter into an amendment to this Agreement attaching the final form of the Easement Agreement to be executed and delivered by both parties at Closing. If, after using good faith efforts, Purchaser and Seller cannot agree upon the terms of a mutually acceptable Easement Agreement within thirty (30) days from the Effective Date, then either party, in its sole and absolute discretion, may terminate this Agreement by providing written notice of such intention to the other party, upon which Purchaser’s Earnest Money deposit shall be returned to Purchaser and the parties shall be relieved of their respective obligations hereunder.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1                Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows as of the Effective Date and as of the Closing Date:

(a)                   Seller is a duly organized and validly existing limited liability company under the laws of the State of Florida, and is in good standing and is qualified to transact business in the State of Florida.

(b)                   The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Seller, and this Agreement constitutes the legal, valid and binding obligation of Seller, subject to equitable principles and principles governing creditors’ rights generally. Seller has the right, power and authority to enter into this Agreement and to convey the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(c)                   The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, to Seller’s knowledge (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or (ii) conflict with, result in a breach of, or constitute a default under the organizational documents of Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Seller is a party or by which Seller may be bound. To the best of Seller’s knowledge, but without independent investigation, Seller is not in default in complying with the terms and provisions of any of the covenants, conditions, restrictions or easements recorded in the Public Records of Sarasota County, and applicable to the Property.

(d)                  There are no legal actions, suits or similar proceedings pending and served, or threatened in writing against Seller or the Property. To the best of Seller’s knowledge, but without independent investigation, there are no violations of law, municipal or county ordinances, or other legal requirements, Seller has not received any written notice of violations of law, municipal or county ordinances, or other legal requirements with respect to the Property or any portion thereof.

(e)                   Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

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(f)                    No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transactions contemplated hereby with the exception of consents/approvals required by the Ground Lease.

(g)                   Seller has not received any written condemnation notice with respect to all or part of the Property, and to Seller’s knowledge, no action in condemnation of the Property is currently pending.

(h)                   Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(i)                    The Rent Roll attached hereto has been prepared in the ordinary course of Seller’s business. Except as set forth on the Rent Roll, there are no verbal or written leases, subleases, licenses or concessionaire agreements or other occupancy agreements affecting the Property. Except as set forth on the Rent Roll, Seller is in sole and exclusive possession of the Land and no other party has a claim to possession or occupancy thereof other than rights of third parties as provided under instruments of record at closing. Seller has delivered to Purchaser true, correct and complete copies of all of the leases listed on the Rent Roll and the Ground Lease, including all amendments thereto. Except for defaults cured on or before the date of this Agreement, Seller has neither (i) received any written notice from any tenant of the Property or the lessor under the Ground Lease asserting or alleging that Seller is in default under such tenant’s Lease or the Ground Lease, as applicable, nor (ii) sent to any tenant of the Property or the lessor under the Ground Lease any written notice alleging or asserting that such tenant or lessor, as applicable, is in default under such tenant’s Lease or the Ground Lease, as applicable. No tenant has paid rent more than one (I) month in advance. No tenant has any options or rights to renew or extend the Tenant Leases beyond their existing term other than as set forth in the Rent Roll. No tenant under the Tenant Leases has the right to purchase all or any part of the Property. There are no unpaid leasing commissions or other fees payable to any party in connection with any Tenant Leases.

(j)                    Except as set forth on Exhibit “K”, there are no Operating Agreements, rights of first offer or rights to purchase or other agreements or instruments in force or effect that grant to any person or any entity any right, title, interest or benefit in and to all or any part of the Property or any rights relating to the possession, use, operation, management, maintenance or repair of all or any part of the Property which will survive the Closing or be binding upon Purchaser other, (i) than those which Purchaser has agreed in writing to assume prior to the Closing, (ii) the Permitted Exceptions, and (iii) the Easement Agreement. All parties to any of the Operating Agreements have performed their respective obligations thereunder in all material respects, and are not in default thereunder.

(k)                 Environmental Matters. (i) To the best of Seller’s knowledge, but without independent investigation, no Hazardous Substances (defined in Section 9.1) have been discharged, disbursed, released, stored, treated, generated, disposed of, or allowed to escape on, in, or under the Property; (ii) no underground storage tanks are located on the Property or were located on the Property and were subsequently removed or filled; and (iii) no person or entity has notified Seller of the presence of any Hazardous Substances on the Property and there has been no written notification that any governmental or quasi-governmental authority has determined that, or intends to investigate whether, there are any violations of any Environmental Law (as hereinafter defined) with respect to the Property. To Seller’s knowledge, the Property has not previously been used as a landfill, a cemetery, or a dump for garbage or refuse. No third party has the right to generate, store or dispose of Hazardous Substances at the Property or use or transport Hazardous Substances on or from the Property. For purposes of this Agreement, “Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, any state and local environmental law, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.

(l)                  To the best of Seller’s knowledge, but without independent investigation, no commitments

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have been made to any governmental authority, developer, utility company, school board, church or other religious body or any property owners’ association or to any other organization, group or individual relating to the Property which would impose an obligation upon Purchaser or its successors and assigns to make any contribution or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property. The provisions of this Section shall not apply to any regular or non-discriminatory local real estate taxes assessed against the Property.

(m)               Seller (i) is not a person or entity with whom Purchaser is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) is not knowingly engaged in, and shall not engage in, any dealings or transactions or be otherwise associated with such persons or entities described in (i) above; and (iii) is not, and shall not become, a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

(n)                 To Seller’s knowledge, the development rights or residential density rights of the ground lessor under the Ground Lease, if any, have not been modified in any way by Seller during the period of time that Seller has owned the Property.

After the Closing Date, Seller hereby agrees to indemnify, protect, defend (through attorneys reasonably acceptable to Purchaser) and hold harmless Purchaser and its subsidiaries, affiliates, officers, directors, agents, employees, successors and assigns from and against any and all claims, damages, losses, liabilities, costs and expenses (including actual and reasonable attorneys’ fees actually incurred) which may be asserted against or suffered by Purchaser or the Property as a result or on account of any breach of any representation, warranty or covenant on the part of Seller made herein or in any instrument or document delivered by Seller pursuant hereto. Any claim made by Purchaser under this paragraph must be brought by Purchaser within one (1) year following the Closing Date. Notwithstanding anything herein to the contrary, Seller’s maximum liability for any liability under this Section shall be limited to the amount of Purchaser’s Earnest Money deposit.

5.2                [Intentionally Deleted]

5.3                Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(a)                   Purchaser has the full right, power and authority execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant hereto, to consummate the transaction contemplated in this Agreement, and to perform its obligations under this Agreement and such documents. The person signing this Agreement on behalf of Purchaser is authorized to do so.

(b)                   Purchaser has knowledge and experience in financial and business matters that enable it to evaluate the risks and merits of the business transaction that is the subject of the Agreement and is not in a significantly disparate bargaining position in relation to Seller.

(c)                   Purchaser is represented by legal counsel of its own choice and designation in connection with the transaction contemplated by this Agreement.

(d)                   Purchaser’s legal counsel was not directly or indirectly identified, suggested or selected by Seller or any agent of Seller.

(e)                   Purchaser is a business consumer and is purchasing the Property for business or commercial investment or similar purpose and not for use as Purchaser’s residence.

(f)                    Purchaser (i) is not a person or entity with whom Seller is restricted from doing business with under regulations of OFAC of the Department of Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the

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September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; (ii) is not knowingly engaged in, and shall not engage in, any dealings or transactions or be otherwise associated with such persons or entities described in (i) above; and (iii) is not, and shall not become, a person or entity whose activities are regulated by the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders thereunder.

(g)                 Purchaser expressly acknowledges and agrees that Purchaser has and will have the opportunity to evaluate the Property, including (1) the quality, nature, adequacy or physical condition of the Property and its various systems and components; (2) the quality, nature, adequacy or physical condition of soils or the existence of ground water at the Property; (3) the existence, quality, nature, adequacy or physical condition of any utility serving the Property; (4) the ad valorem taxes now or hereafter payable on the Property, (5) its habitability, merchantability or fitness, suitability or adequacy for any particular purpose; (6) the zoning or other legal status of the Property; (7) the Property’s or its operations compliance with any applicable codes, laws, regulations, statutes, licenses and permits, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity; (8) the quality of any labor or materials relating in any manner to the Property; (9) the condition of title to the Property; or (10) the Ground Lease and any related addenda and assignments. Purchaser expressly acknowledges and agrees that Purchaser, with the exception of the representations and warranties contained in this Agreement and the documents executed and delivered at Closing, is not relying and has not relied on Seller or its respective officers, directors, shareholders, agents and representatives as to any matters regarding the subject matter of this Agreement.

(h)                  Purchaser further recognizes that the Property is not new and that the Land, Improvements and Property may not be in compliance with the requirements of new construction by presently effective codes, laws, regulations, statutes, licenses and permits, ordinances, covenants, conditions or restrictions of any governmental or quasi-governmental entity or of any other person or entity. The Property may contain substances or materials no longer permitted to be used in newly constructed buildings including, without limitation, asbestos or other insulation materials, lead or other paints, wiring, electrical, or plumbing materials and may not contain other materials or equipment required to be installed in a newly constructed building. Purchaser has and will have had the opportunity to conduct such investigations and inspections of the Property as Purchaser deemed necessary with respect to all such matters.

(i)                    PURCHASER HEREBY AGREES THAT PURCHASER IS PURCHASING THE PROPERTY IN “AS-IS, WHERE IS” CONDITION “WITH ALL FAULTS” AND REGARDLESS OF THE COMPLIANCE OR NON-COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAW, AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIVES OR GUARANTIES OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY FROM OR ON BEHALF OF SELLER, EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN ANY CLOSING DOCUMENTS DELIVERED BY SELLER AT CLOSING.

(j)                    PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER HAS DELEGATED THE DAY TO DAY MANAGEMENT AND OPERATION OF THE PROPERTY TO A THIRD PARTY AND THAT, EXCEPT WITH RESPECT TO THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN ANY CLOSING DOCUMENTS DELIVERED BY SELLER AT CLOSING: PURCHASER IS NOT RELYING UPON AND HAS NOT RECEIVED OR BEEN GIVEN, ANY REPRESENTATIONS, STATEMENTS OR WARRANTIES (ORAL OR WRITTEN, IMPLIED OR EXPRESS) OF OR BY ANY OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF SELLER, OR ANY SALESPERSON OR BROKER (IF ANY) INVOLVED IN THIS TRANSACTION, AS TO THE PROPERTY, THE LAND, OR ANY PART OR COMPONENT THEREOF IN ANY RESPECT, INCLUDING, BUT NOT LIMITED TO ANY REPRESENTATIONS, STATEMENTS OR WARRANTIES AS TO THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE ASSETS, THE HVAC, PLUMBING, ELECTRICAL, AND OTHER SYSTEMS SERVICING THE PROPERTY, THE FINANCIAL PERFORMANCE OR POTENTIAL OF THE LAND OR PROPERTY, THE COMPLIANCE OF THE LAND AND PROPERTY WITH APPLICABLE BUILDING, ZONING, SUBDIVISION, ENVIRONMENTAL, LIFE SAFETY OR LAND USE LAWS, CODES, ORDINANCES, RULES, ORDERS, OR REGULATIONS, OR THE STATE OF REPAIR OF THE LAND AND PROPERTY, AND, SUBJECT TO THE REPRESENTATIONS, WARRANTIES AND INDEMNITIES SET FORTH IN THIS AGREEMENT AND IN ANY CLOSING DOCUMENTS DELIVERED BY SELLER AT CLOSING,

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PURCHASER, FOR ITSELF AND ITS HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, WAIVES ANY RIGHT TO ASSERT ANY CLAIM OR DEMAND AGAINST SELLER AT LAW OR IN EQUITY RELATING TO ANY SUCH MATTER, WHETHER LATENT OR PATENT, DISCLOSED OR UNDISCLOSED, KNOWN OR UNKNOWN, NOW EXISTING OR HEREAFTER ARISING. PURCHASER AGREES THAT, UNLESS SELLER BREACHES ITS REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS DELIVERED BY SELLER AT CLOSING, IT SHALL HAVE NO RECOURSE WHATSOEVER AGAINST SELLER, AT LAW OR IN EQUITY, SHOULD THE SURVEY OR THE TITLE INSURANCE COMMITMENT OR THE TITLE POLICY FAIL TO DISCLOSE ANY MATTER AFFECTING THE LAND OR PROPERTY OR REVEAL ANY SUCH MATTER IN AN INACCURATE, MISLEADING OR INCOMPLETE FASHION OR OTHERWISE BE IN ERROR. PURCHASER ACKNOWLEDGES THAT IT SHALL REVIEW THE SURVEY AND THE TITLE INSURANCE COMMITMENT (AS SAME MAY BE MARKED AT CLOSING) AND TO DISCUSS THEIR CONTENTS WITH THE INDEPENDENT CONTRACTORS WHO PREPARED OR ISSUED EACH OF THEM. PURCHASER ACCORDINGLY AGREES TO LOOK SOLELY TO THE PREPARER OF THE SURVEY AND THE ISSUER OF THE TITLE INSURANCE COMMITMENT AND TITLE POLICY FOR ANY CLAIM ARISING OUT OF OR IN CONNECTION WITH SUCH INSTRUMENTS AND HEREBY RELEASES SELLER FROM ANY SUCH CLAIM.

(k)                  EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, SELLER HAS NOT, DOES NOT AND WILL NOT MAKE ANY REPRESENTATIONS OR WARRANTIES WITH REGARD TO COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS INCLUDING, BUT NOT LIMITED TO, THOSE PERTAINING TO THE HANDLING, GENERATING, TREATING, STORING OR DISPOSING OF ANY HAZARDOUS WASTE OR SUBSTANCE. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT (AND EXCEPT IN THE EVENT OF A BREACH OF ANY REPRESENTATION HEREIN), AS OF THE CLOSING, PURCHASER RELEASES SELLER FROM ANY AND ALL CLAIMS PURCHASER MAY H AVE AGAINST SELLER OF WHATEVER KIND OF NATURE RESULTING FROM OR IN ANY WAY CONNECTED WITH THE ENVIRONMENTAL CONDITION OF THE PROPERTY, INCLUDING ANY AND ALL CLAIMS PURCHASER MAY HAVE AGAINST SELLER UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (CERCLA), OR ANY OTHER FEDERAL, STATE OR LOCAL LAW, ORDINANCE OR REGULATION PERTAINING TO THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT FROM OR AT THE REAL PROPERTY. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT (AND EXCEPT IN THE EVENT OF A BREACH OF ANY REPRESENTATION HEREIN), PURCHASER RELEASES SELLER FROM, AND ASSUMES ALL RISKS WITH RESPECT TO, ALL CLAIMS WHICH PURCHASER OR ANY PARTY RELATED TO OR AFFILIATED WITH PURCHASER HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, AND PURCHASER SHALL NOT LOOK TO SELLER IN CONNECTION WITH THE FOREGOJNG FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION. THE FOREGOING PROVISIONS SHALL NOT LIMIT, HOWEVER, SELLER’S EXPRESS OBLIGATIONS UNDER THIS AGREEMENT AND THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH NOR PROHIBIT PURCHASER FROM JOINING SELLER IN AN ACTION BY A THIRD PARTY.

5.4	[Intentionally Deleted]
5.5	Covenants of Seller.

(a)                   Seller shall cause the management agreement pursuant to which Property Manager operates the Property and all leasing agreements, to be terminated at Closing at no expense or liability to Purchaser.

(b)                  Seller will promptly send to Purchaser copies of any written notices of any pending or contemplated condemnation, eminent domain or similar proceedings affecting the Property which Seller, to its actual knowledge, has received as of the Effective Date or receives prior to Closing.

(c)                   Seller will promptly send to Purchaser copies of any written notices of any existing and uncured violations of any federal, state, county, municipal or other laws, ordinances, orders, codes or regulations

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affecting the Property of which Seller has received as of the Effective Date or receives prior to Closing.

(d)                   Between the Effective Date and the date of Closing and subject to events or conditions beyond Seller’s reasonable control, Seller shall operate and maintain the Property in substantially the same manner in which it operated and maintained the Property prior to the execution of this Agreement (including, without limitation, with respect to insurance covering the Property); provided, however, in no event shall Seller amend or terminate the Ground Lease, or consent to changes in zoning or other matters that will negatively impact Purchaser’s ability to develop the Property for Purchaser’s intended use.

(e)                   Seller shall not, after the date of this Agreement, voluntarily subject the Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes, or record any documents affecting the Property in any way in the public record, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

(f)                    Seller hereby agrees that from and after the date hereof through the Closing or earlier termination of this Agreement, neither Seller nor Property Manager shall enter into any lease or other occupancy agreement of the Property, or amend and/or terminate any existing Tenant Leases, except with Purchaser’s prior written consent.

(g)                  Prior to the expiration of the Inspection Period, Seller may, without the prior consent of Purchaser, enter into any contracts relating to the operation and maintenance of the Property provided that Seller shall provide Purchaser with written notice of such actions and that such contract may be terminated by Seller (or Purchaser after Closing) upon not more than 30 day notice. After the expiration of the Inspection Period, Seller agrees that it will not take any actions set forth in the preceding sentence without Purchaser’s prior written consent, in Purchaser’s sole discretion. Notwithstanding anything herein to the contrary, Seller shall have the unilateral right, without Purchaser’s consent, to enter into any agreement that is necessary, in the exercise of Seller’s sole discretion, in an emergency situation to protect the Property and/or persons thereon and in any such event, Seller will provide Purchaser with a copy of any such agreement as soon as is practical following the occurrence.

(h)                   Between the date of this Agreement and the date of Closing and subject to events or conditions beyond Seller’s reasonable control, Seller shall not remove any Personal Property except as required for necessary repair or replacement, and in the event of replacement, such replaced property shall be of substantially the same quality and quantity.

5.6                 Conditions Precedent to Closing for the Benefit of Purchaser. The obligation of Purchaser to consummate the conveyance of the Property hereunder is subject to the full and complete satisfaction or waiver of each of the following conditions precedent:

(a)                   The representations and warranties of Seller contained in this Agreement shall be true, complete and accurate in all material respects, on and as of the date hereof and the date of Closing as if the same were made on and as of such date;

(b)                   Seller shall have performed each and every obligation and covenant of Seller to be performed hereunder unless performance thereof (i) is capable of occurring after Closing as provided herein, including, without limitation, the transfer of residential density to Purchaser, or (ii) is waived by Purchaser, including specifically, Seller’s termination of its property management agreement on the date of Closing;

(c)                   Seller or Escrow Agent shall have delivered to Purchaser all of the items in Section 4.2 hereof, or elsewhere set forth in this Agreement;

(d)                   The Title Company shall be irrevocably committed to issue to Purchaser, at Purchaser’s expense, the Title Policy, as set forth in Section 2.4 above;

(e)                   The Property being free from all Hazardous Substances first becoming located on the Property after the end of the Inspection Period unless any such Hazardous Substances are accepted and approved by Purchaser in writing or were placed on the Property by Purchaser or its agents or contractors;

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(f)                    Prior to the expiration of Purchaser’s Inspection Period, Seller shall cause all Tenant Leases, including all leases with tenants that are affiliate entities of or owned directly or indirectly, in whole or in part, by one or more of the owners or direct or indirect owners of the Seller entity (the “Affiliate Leases”), to be modified such that each Tenant shall continue to pay the rent reflected on the Rent Roll attached hereto, and specifying that every such Tenant shall vacate the Property by December 31, 2019 (the “Required Vacate Date”). Purchaser’s intent is to be able to demolish the entire west side of the mall beginning on January 1, 2020. This requirement to vacate does not apply to the Theater, Bravo Italian Eatery, and Seaside National Bank. Except for the tenants listed in the foregoing sentence, if any tenant under Tenant Leases do not actually vacate the Property by the Required Vacate Date and in accordance with their respective lease, the Seller shall indemnify Purchaser for all reasonable costs up to Fifty Thousand and 00/100 Dollars ($50,000.00), incurred by Purchaser in evicting or otherwise removing such tenants including, but not limited to, all attorneys’ fees, court costs and any moving and storage fees; provided, however, that the cap on costs incurred in connection with evicting or otherwise removing tenants under Affiliate Leases shall be Two Hundred Thousand and 00/100 Dollars ($200,000.00). The provisions of this Section 5.6(f) shall survive the Closing.

(g)                   Any other conditions precedent to Purchaser’s obligation to consummate the transaction contemplated hereunder with respect to the Property as expressly set forth in this Agreement have been satisfied or waived.

(h)                   Prior to Closing, as provided in Section 4.6 above, Seller shall complete the subdivision of the Subdivided Parcel so that the Subdivided Parcel is legally separated from the Land, such that the remainder of the Land (including the Majority of the Mall) and the Subdivided Parcel shall each retain their respective development rights, except as otherwise provided in this Agreement or by the written agreement between Purchaser and Seller signed by both parties . Following the Effective Date, Seller shall use reasonable commercial efforts to complete such subdivision as soon as possible following the Effective Date. If, despite Seller using reasonable commercial efforts, the subdivision is not completed by the Closing Date, Seller may delay Closing for up to sixty (60) days in order to complete the subdivision and Seller shall continue to use reasonable commercial efforts in connection therewith. If the subdivision is completed during such sixty (60) day delay period, the parties will thereafter close the transaction contemplated by this Agreement at a mutually agreeable date, but no more than ten (10) business days following the completion of such subdivision. If Seller reasonably determines that subdivision of the Subdivided Parcel cannot be completed, Seller shall convey the Subdivided Parcel to Purchaser at Closing pursuant to mutually acceptable conveyance documents, and Purchaser shall grant to Seller a mutually acceptable perpetual easement at Closing which will give Seller exclusive use of the entire Subdivided Parcel, and access rights to the entire Subdivided Parcel, and exclusive development rights (with the exception of right to residential density available as of the Effective Date, which shall be transferred as provided in this Agreement or by the written agreement between Purchaser and Seller signed by both parties) to the Subdivided Parcel and all other rights and obligations consistent with ownership of the Subdivided Parcel, provided that the rights and obligations established by such easement shall be subject to and shall not interfere with Purchaser’s rights under the Easement Agreement as provided in Section 4.6 of this Agreement.

(i)                    Seller shall use reasonable commercial efforts to assign or transfer to the Purchaser and/or the Land at or prior to Closing, all residential density available as of the Effective Date with respect to the Retained Property under the provisions of the City of Sarasota Zoning Code. If such assignment or transfer process is not completed by the Closing Date, the Closing shall not be delayed, but the parties shall continue to use reasonable commercial efforts to complete the assignment or transfer as soon as possible following Closing. In connection therewith, at Purchaser’s option at Closing, the Seller shall deliver a power of attorney that will allow the Purchaser to take all actions on behalf of Seller to complete the assignment and transfer process provided herein. Regardless of whether Purchaser requires Seller to deliver a power of attorney, the Seller shall continue to use reasonable commercial efforts to cooperate with Purchaser in connection with the assignment or transfer process and shall fully cooperate with the Purchaser to sign any required documents and otherwise cooperate with such process. The provisions of this Section 5.6(i) shall survive the Closing.

5.7                 Conditions Precedent to Closing for the Benefit of Seller. The obligation of Seller to consummate the conveyance of the Property hereunder is subject to the full and complete satisfaction or waiver of each of the following conditions precedent:

(a)                   The representations and warranties of Purchaser contained in this Agreement shall be true,

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complete and accurate in all material respects, on and as of the date hereof and the date of Closing as if the same were made on and as of such date; and

(b)                   Purchaser shall have performed each and every obligation and covenant of Purchaser to be performed hereunder unless performance thereof is waived by Seller.

5.8                 Waiver of Conditions. Purchaser shall have the right to waive some or all of the foregoing conditions in its sole and absolute discretion; provided, however, that no such waiver shall be effective or binding on Purchaser unless it is in writing and executed by an authorized officer.

5.9                Effectiveness of Representations and Warranties. All representations shall be accurate on the Effective Date and, subject to the terms hereof, as of Closing. All representations and warranties in Sections 5.1 and 5.3 hereof shall be automatically modified to reflect any actions taken in accordance with the express terms of this Agreement. Further, following the execution of this Agreement by Purchaser and Seller and prior to the Closing Date, Seller may learn of information (the “New Information”), that may make one or more of the representations or warranties set forth above untrue in a material respect, in whole or part, and provided, however, that intentional acts or omissions by Seller will not be considered New Information. The existence of New Information shall not constitute a breach or violation by Seller of a representation or warranty contained in this Agreement. Seller shall promptly provide Purchaser with written notice describing the New Information. Purchaser’s sole remedy as the result of the existence of New Information shall be to elect to terminate this Agreement upon written notice to Seller in which event the Earnest Money shall be immediately returned to Purchaser and Purchaser and Seller shall have no further obligations to each other under this Agreement, except as otherwise expressly provided herein. Purchaser may terminate this Agreement by written notice to Seller as the result of the existence of the New Information within ten (10) business days after it receives written notice from Seller of the existence of the New Information. Purchaser’s failure to deliver such written notice of termination to Seller within such ten (10) business day period shall constitute Purchaser’s waiver of its right to terminate this Agreement as a result of the New Information. The provisions of this Section 5.9 shall survive the Closing.

5.10             Survival and Time Limitations. The representations, warranties, and indemnities set forth in this Agreement shall survive Closing for a period of one (1) year, and shall not merge with the provisions of any closing documents.

ARTICLE 6

DEFAULT

6.1                Default by Purchaser. In the event that Purchaser should fail to consummate the transaction contemplated by this Agreement for any reason, except as a result of Seller’s uncured default, the failure of a condition precedent, or the permitted termination of this Agreement by Seller or Purchaser pursuant to any other provision of this Agreement, Seller shall be entitled to terminate this Agreement and recover the Earnest Money as liquidated damages for such default, and not as a penalty or forfeiture, in satisfaction of claims and as Seller’s sole remedy against Purchaser hereunder, and Seller shall have no other recourse or remedy at law or in equity. Seller and Purchaser agree that it would be impracticable and extremely difficult to fix the actual damages suffered by Seller as a result of Purchaser’s failure to complete the purchase of the Property pursuant to this Agreement. The parties further agree that under the circumstances existing as of the date hereof, the liquidated damages provided for in this Section 6.1 represent a reasonable estimate of the damages which Seller would incur as a result of such failure, provided, however, that any term or provision herein which is stated to survive termination of this Agreement shall survive any such termination. Except for the obligation to timely complete a Closing of this Agreement for a reason other than (i) Seller’s default, (ii) failure of a condition to Purchaser’s obligation to close, or (iii) the exercise by Purchaser or Seller of an express right of termination granted herein, in the event of any default by Purchaser, Purchaser shall have ten (10) calendar days after the date Purchaser receives written notice from seller specifying the default within which to remedy such default.

6.2                Default by Seller. In the event that Seller should fail to consummate the transaction contemplated by this Agreement for any reason, except as a result of Purchaser’s uncured default or the permitted termination of this Agreement by Seller or Purchaser pursuant to any other provision of this Agreement, or if Purchaser fails to consummate the transaction contemplated by this Agreement due to the failure of a condition precedent, Purchaser

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shall have the sole and exclusive options of (a) terminating this Agreement and receiving the return of the Earnest Money from Escrow Agent, (b) enforcing this Agreement through specific performance, or (c) waiving such default or failure and proceed to close title to the Property pursuant to this Agreement. In the event Purchaser chooses to terminate this Agreement, Purchaser shall give Escrow Agent notice of such termination and, subject to any escrow provisions contained in this Agreement or the provisions of any separate escrow agreement, Escrow Agent shall refund the Earnest Money to Purchaser. Notwithstanding the foregoing, in the event Purchaser terminates this Agreement as a result of an uncured material default by Seller, Seller shall reimburse Purchaser up to Seventy- Five Thousand and 00/100 Dollars ($75,000.00) for Purchaser’s actual out-of-pocket third party costs and expenses incurred by Purchaser in performing its inspections and investigations of the Property or otherwise in anticipation of consummating the transaction contemplated hereby (including sums expended in connection with the negotiation of this Agreement and procurement or attempted procurement of financing). Notwithstanding the foregoing, in the event specific performance is not an available remedy to Purchaser due solely to the fact that Seller has intentionally caused the Property to be conveyed to a bona fide third party purchaser for value, Purchaser shall have the right to take action against Seller for all damages available at law and in equity up to Five Million and 00/100 Dollars ($5,000,000.00).

ARTICLE 7

RISK OF LOSS

7.1                Minor Damage. In the event of loss or damage to the Parking Garage or any portion thereof(the “premises in question”) which is not “major” (as hereinafter defined), or in the event of any pending or threatened condemnation or other taking of the Property that is not “major”, Seller shall promptly notify Purchaser of such loss or damage, or threatened or pending condemnation or other taking, and this Agreement shall remain in full force and effect provided Seller performs any necessary repairs within thirty (30) days (or such time as is reasonable under the circumstances) to the reasonable satisfaction of Purchaser and shall keep Purchaser apprised of the status of such repairs and any pending insurance claim related thereto, or, at Purchaser’s option, Seller shall assign and deliver to Purchaser at Closing any insurance proceeds received by Seller and Seller’s rights in and to any insurance proceeds not yet received by Seller, plus Seller shall pay to, or credit to, Purchaser the amount of any applicable deductible amount under the relevant insurance policy, or assign and deliver any condemnation award or proceeds of sale in lieu thereof, as applicable. The date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. In addition, Seller shall credit to Purchaser at Closing the cost of repairing or restoring any damage, destruction, or other loss under this Section 7.1 not covered by Seller’s insurance policy. Purchaser shall not be responsible for the payment of any deductible that may be due under Seller’s applicable insurance policy under any circumstance.

7.2                Major Damage. In the event of a “major” loss or damage to the Parking Garage, condemnation or other taking of the Property, or any pending or threatened condemnation or other taking that could constitute a “major” loss, Purchaser may terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Purchaser. Seller shall give Purchaser prompt written notice of any “major” loss or damage. If Purchaser does not elect to terminate this Agreement within ten ( I 0) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question, and in which event Purchaser shall be entitled to a credit at Closing towards payment of the Purchase Price in an amount equal to any applicable deductibles. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser. For purposes of Sections 7.1 and 7.2, “major” loss or damage refers to the following: (i) loss or damage to, or threatened loss or damage to, the Parking Garage or any portion thereof such that the cost of repairing or restoring the Parking Garage to a condition substantially identical to the Parking Garage prior to the event of damage or destruction or loss would be (or would be reasonably be likely to be), in the certified opinion of a mutually acceptable architect, equal to or greater than $500,000.00, and (ii) any loss due to a condemnation or other taking which materially impairs or prevents (or which is reasonably likely to materially impair or prevent) the intended use or development of the Property or access to the Property, reduction in parking, or involves a taking of a non-de minimums portion of the Improvements.

ARTICLE 8

COMMISSIONS

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8.1       Brokerage Commissions. Buyer and Seller warrants and represent to the other that it has not engaged the services of any other real estate broker in connection with the sale of the Property other than Harry E. Robbins Associates, Inc of Sarasota, Florida, which shall be the sole responsibility of the Seller and Saugatuck Commercial Real Estate, LLC of Westport, Connecticut which shall be the sole responsibility of the Buyer. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder by, through or on account of any acts of said party or its representatives, said party will indemnify, defend, and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection with such claim. The provisions of this paragraph shall survive Closing or other termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1                Hazardous Substances Defined. For purposes hereof, “Hazardous Substances’’ means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), or the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), as amended (“RCRA”), or any other federal, state or local law, ordinance, rule or regulation applicable to the Property, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (pcbs), radon gas, urea formaldehyde, asbestos, lead or electromagnetic waves. Without limitation of the other provisions of this Section 9.1 and except as set forth in Section 5. I, Purchaser acknowledges to and agrees with Seller that Seller has not, does not and will not make any representation or warranty with regard to compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including, but not limited to, those pertaining to the handling, generating, treating, storing or disposing of any hazardous substances, including CERCLA and RCRA. Without limiting the foregoing, except as set forth in Section 5.1, Seller does not make and has not made and specifically disclaims any representation or warranty regarding the presence or absence of any Hazardous Substances at, on, under or about the Property or the compliance or non-compliance of the Property with CERCLA or RCRA, the Federal Water Pollution Control Act, the Federal Environmental Pesticides Act, the Clean Water Act, the Clean Air Act, any federal, state or local so-called “Superfund” or “Superlien” statute, or any other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Substances (collectively, the “Hazardous Substance Laws”). The disclaimer set forth herein shall not be affected or limited in any way by any investigation conducted by Seller or any contractor, agent or employee of Seller, or delivery by Seller to Purchaser of copies of any environmental study or report prepared by any environmental testing firm on behalf or at the direction of Seller, Purchaser or any other party. Seller has not conducted any independent investigation or verification of the contents of any such study or report, and makes no representation or warranty with respect to the accuracy or completeness of the information contained therein.

9.2                Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) expedited delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) fax or email, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of telegram, telex or telecopy upon receipt. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:

David Chessler
BBC Plaza, LLC
Biter Building, LLC
1991 Main Street
Suite 208
Sarasota, Florida 34236
mp@biter.com

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Telephone:

With a contemporaneous copy to:

Evan Berlin
Berlin Patten Ebling, PLLC
3700 S. Tamiami Trail, Suite 200
Sarasota, Florida 34239
Telephone: (941) 954-9991
Telefax: (941) 954-9992

If to Purchaser:

Belpointe Capital
467 West Avenue, Lower Level
Norwalk, Connecticut 06850
Attention: Paxton Kinol
Telephone: (203) 969-7370
Email: pkinol@belpointe.com; and
emaglione@belpointe.com

125 Greenwich Avenue
Third Floor
Greenwich, CT 06830
Attention: Brandon Lacoff

With a contemporaneous copy to:

Akerman LLP
350 East Las Olas Boulevard, Suite 1600
Fort Lauderdale, Florida 33301
Attention: Andrew J. Wamsley
Telephone: (954) 759-8978
Email: andrew. wamsley@akerman.com; and
marc.heller@akerman.com

9.3                 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

9.4                 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.

9.5                 Time of Essence. Seller and Purchaser agree that time is of the essence of this Agreement.

9.6                 Entire Agreement. THIS AGREEMENT, INCLUDING THE EXHIBITS, CONTAINS THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAJNING TO THE SUBJECT MATIER HEREOF AND FULLY SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES PERTAINING TO SUCH SUBJECT MATTER.

9.7                 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt

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with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 9.7 shall survive Closing

9.8                 Attorneys’ Fees. In the event of any controversy, claim or dispute between the parties affecting or relating to the subject matter or performance of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party all of its reasonable expenses, including reasonable attorneys’ and accountants’ fees, through appeal.

9.9                 Counterparts. This Agreement may be executed in several counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by e-mail or other electronic means, and the signature page of either party to any counterpart may be appended to any other counterpart. PDF signatures shall be as valid as originals.

9.10              Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

9.11             Governing Law and Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO ANY OTIIERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. NOTWITHSTANDING THE FOREGOING, ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY PURCHASER OR SELLER IN THE STATE COURTS OF THE STATE OF FLORIDA IN WHICH THE PROPERTY IS LOCATED, OR IN U.S. FEDERAL COURT FOR THE APPLICABLE DISTRICT OF FLORIDA AND EACH PARTY HEREBY CONSENTS TO THE JURJSDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF FLORIDA. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 9.11 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

9.12              No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

9.13              Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

(a)                 Exhibit A - Legal Description of the Land

(b)                 Exhibit B - Form of Special Warranty Deed

(c)                 Exhibit C - Form of Bill of Sale

(d)                 Exhibit D - Form of Assignment and Assumption of Contracts and Warranties

(e)                 Exhibit E - Rent Roll

(f)                  Exhibit F - Form of Tenant Notification Letter

(g)                 Exhibit G - Form of FIRPTA Affidavit

(h)                 Exhibit H - Schedule of Due Diligence Documents

(i)                  Exhibit I - Legal Description of Retained Property

(j)                  Exhibit J - Ground Lease

(k)                 Exhibit K - Operating Agreements

(l)                  Exhibit L - Form of Tenant Estoppel Certificate

(m)               Exhibit M - Form of Ground Lease Estoppel Certificate

9.14              Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

9.15              Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against

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the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

9.16             Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

9.17              Assignment. At or prior to Closing, Purchaser may assign this Agreement to any person or entity that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with Purchaser or any of its affiliates, or an entity in which Purchaser or an affiliate of Purchaser holds an interest.

9.18             Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

9.19             Waiver of Jury Trials. TO THE MAXIMUM EXTENT PERMITTED BY LAW, PURCHASER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ANY ACTIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER WITH THIS AGREEMENT OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT OR ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIYER IS A MATERIAL INDUCEMENT FOR SELLER TO ENTER INTO AND ACCEPT THIS AGREEMENT AND THE DOCUMENTS TO BE DELIVERED BY PURCHASER AT CLOSING.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the Effective Date.

SELLER(S):

BBC Plaza, LLC
A Florida limited liability company

By: /s/ David Chessler
Name: David Chessler
Title: Manager

BITER BUILDING, LLC
A Florida limited liability company

By: /s/ Jesse Biter
Name: Jesse Biter
Title: Manager

PURCHASER:

Belpointe Investments, LLC
a Delaware limited liability company

By: /s/ Brandon Lacoff
Name: Brandon Lacoff
Title: CEO